UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2015

INDOOR HARVEST CORP.
(Exact name of registrant as specified in its charter)

Texas	333-194326	45-5577364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 East Freeway Suite A Houston, Texas	77020
(Address of Principal Executive Offices)	(Zip Code)

713-410-7903
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 27, 2016 Indoor Harvest Corp ("IHC") entered into a Memorandum of Agreement ("MOA") with IGES Canada Ltd. ("IGESCA"), a Canadian company that is a technology solution integrator in the vertical farming market. The MOA sets forth terms for a relationship between IHC and IGESCA to grow, market and sell vertical farming solutions globally.

Subject to the terms of the MOU,  IGESCA and IHC  agree to partner to market and sell  IHC solutions in conjunction with the IGESCA business platform to clients globally. The responsibilities of IHC include Delivering Turnkey Engineering, Procurement and Construction (EPC) solutions for Controlled Environment Agriculture ("CEA") facilities, ongoing support and access to IHC financing options for designated projects. The responsibilities of IGESCA include identifying new and concluding project engagements from the current potential portfolio of 15 facilities, ongoing operations and regulatory navigation.

Both IHC and IGESCA agree that any intellectual property, which is jointly developed and filed through activities covered under this MOA, can be used by either party for sales/marketing purposes with the consent of the other party which can be set forth in initial guidance.

All other intellectual property used in the implementation of the MOA will remain the property of the party that provided it. This property can be used by either party for purposes covered by the MOA but consent will be obtained from the owner of the property before using it for purposes not covered by the MOA.

The MOA shall remain in effect for a period of three (3) years from that date signing unless earlier terminated.

Exhibits

10  Memorandum of Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

INDOOR HARVEST CORP.

Date: February 1, 2016	By:	/s/ Chad Sykes
Chad Sykes
Chief Executive Officer and Director